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                               Exhibit (1)(g)

                       STATE STREET RESEARCH GROWTH TRUST

                      Amendment No. 6 to First Amended and
                         Restated Master Trust Agreement

                             INSTRUMENT OF AMENDMENT


     Pursuant to Article IV, Sections 4.1 and 4.2 and Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement of the State Street Research Growth Trust (the "Trust") dated February 5, 1993 ("Master Trust Agreement"), as heretofore amended, the Master Trust Agreement is hereby amended to establish and designate an additional series of shares to be known as State Street Research Core Income Fund, such new series to have the relative rights and preferences set forth in Article IV, Section 4.2, subsection (a) through (l) of the Master Trust Agreement.

     This Amendment shall be effective as of March 26, 2002.

     IN WITNESS WHEREOF, the undersigned assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.


                                             /s/ Terrence J. Cullen
                                             -----------------------------------
                                             Terrence J. Cullen
                                             Assistant Secretary